Exhibit 99.1

Contact:	Mike Cockrell Treasurer & Chief Financial Officer (601) 649-4030

SANDERSON FARMS ANNOUNCES

RETIREMENT OF BOARD MEMBER DIANNE MOONEY

LAUREL, Miss. (November 27, 2018) — Sanderson Farms, Inc. (NASDAQ: SAFM) today announced that Dianne Mooney has informed the Company that she will retire from the Sanderson Farms Board of Directors when her current term ends at the 2019 annual shareholders’ meeting.

“Dianne Mooney has been a valued member of the Sanderson Farms Board of Directors since 2007,” stated Joe F. Sanderson, Jr., chairman and chief executive officer of Sanderson Farms, Inc. “We have been fortunate to benefit from her experience and oversight in many areas of our operations, including her significant marketing and product development expertise. Sanderson Farms has experienced tremendous success in building our brand during her tenure, and we appreciate her contributions to increasing long-term shareholder value. We will miss her business insight, advice and the thoughtful perspective she provided as a Board member. We wish Dianne and her family all the best in her retirement.”

Mooney founded and served as Executive Director and Senior Vice President of Southern Living at Home, a direct sales division of Southern Progress Corporation, from 1999 until her retirement in 2007. Previously, she was an employee of Southern Progress Corporation for over 30 years in various positions, including Vice President of Business Development and Vice President of Custom Publishing.

Sanderson Farms, Inc. is engaged in the production, processing, marketing and distribution of fresh, frozen and minimally prepared chicken. Its shares trade on the NASDAQ Global Select Market under the symbol SAFM.

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